Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com
Web address: www.aarcorp.com

AAR REPORTS SECOND QUARTER RESULTS

•	$0.51 diluted earnings per share from continuing operations, a 21% increase year over year
•	Sales of $354 million, up 14% principally due to acquisitions
•	$18.6 million of cash from operations
•	Backlog increased to $600 million, up 28% fiscal year-to-date

WOOD DALE, ILLINOIS (December 16, 2008) — AAR (NYSE: AIR) today reported income from continuing operations of $21.4 million, or $0.51 per diluted share for the second quarter ended November 30, 2008. Second quarter results include a $21.0 million impairment charge related to aircraft and a $22.1 million gain on extinguishment of debt.  Sales increased 14% to $353.6 million from $310.6 million in the prior year due to the impact of acquisitions. Organic sales increased 3.5% excluding the Aircraft Sales and Leasing segment.

Sales to defense customers increased 32% and represented 43% of total sales. The growth in sales to defense customers was attributable to strong performance at the Company’s mobility business, strength in performance-based logistics programs and the impact of the acquisition of SUMMA Technology.  Sales to commercial customers increased 3% year over year, while excluding the Aircraft Sales and Leasing segment, the sales growth to commercial customers was 10%. Sales to commercial customers reflect increased aftermarket part sales and the impact of the acquisition of Avborne Heavy Maintenance, offset by lower sales at the Company’s component repair business.

 In late November, the Company closed on the sale of its industrial gas turbine business, which had previously been reported as a discontinued operation. The after-tax loss from operations and on sale of the discontinued operation was $1.6 million, resulting in second quarter net income of $19.7 million, or $0.47 per diluted share.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101

During the second quarter, the Company generated $18.6 million of cash from operations and ended the second quarter with $121.8 million of cash on hand. At November 30, 2008, cash on hand and borrowing capacity available under the Company’s credit agreement totaled $281 million. Except for $9.6 million of equipment-related financing due in April 2009, the Company’s next significant debt maturity is $42.0 million and is not due until May 15, 2011.

“Overall, I am pleased with our second quarter results which were achieved in a challenging economic environment and as many airlines reduced capacity and credit markets tightened. We generated $18.6 million of cash from operations, achieved a 10.2% operating margin excluding the impact of the aircraft impairment, reduced our long-term indebtedness, continued to win new business and took steps to reduce costs,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP.

Following are the highlights for each segment.

Aviation Supply Chain — Sales grew 1% to $146.1 million for the second quarter and gross profit increased 3% to $36.0 million, resulting in a gross profit margin of 24.6% compared to 24.2% last year. The Company’s defense logistics business achieved double-digit sales growth during the second quarter while segment sales were unfavorably impacted by a planned reduction in sales to a major regional airline customer and foreign currency translation. Sales growth was also impacted by weakness at the Company’s component repair business in Europe.

Maintenance, Repair and Overhaul — Sales grew 27% to $87.4 million for the second quarter and gross profit increased 36% to $13.5 million, resulting in a gross profit margin of 15.4% compared to 14.4% last year. The sales growth reflects the impact of the acquisition of Avborne Heavy Maintenance (now known as AAR Aircraft Services-Miami) and record results at the Company’s landing gear business which benefited from investments in assets and productivity improvement initiatives implemented in prior quarters.

Structures and Systems — Sales grew 44% to $114.7 million for the second quarter and gross profit increased 75% to $18.9 million, resulting in a gross profit margin of 16.4% compared to 13.5% in the prior year. Sales were positively impacted by increased market penetration at Mobility Systems and the acquisition of SUMMA Technology. The gross profit margin improvement was driven by the favorable mix of products sold and improved performance at the Company’s cargo systems business.  During the second quarter, the Company announced a $115 million contract to manufacture shelters as a subcontractor for BAE Systems for its family of medium tactical vehicles for the U.S. Army, a $40 million contract to manufacture containerized roll in/roll out platforms for the U.S. Army and a $300 million pallet repair contract.  The $300 million repair contract is not in the Company’s backlog.

Aircraft Sales and Leasing — During the second quarter, the Company performed a comprehensive review of its aircraft portfolio to assess the impact of the economic slowdown and credit crisis on market conditions. Based upon that review, and taking into consideration the desire to improve liquidity and generate cash, the Company made the decision to sell one of its four wholly-owned aircraft which had been acquired before September 11, 2001, and offer two of the remaining three aircraft for sale. There is no outstanding debt associated with the two aircraft now offered for sale. As a result of this decision, the Company recorded a $21 million pre-tax impairment charge to reduce the carrying value of the three aircraft to their net realizable value based on current market conditions. In addition, the Company sold two aircraft from its joint venture portfolio resulting in an increase in earnings from joint ventures. At November 30, 2008, the Company’s aircraft position includes 27 aircraft held in joint ventures and seven aircraft held in the Company’s wholly-owned portfolio. The Company has not acquired any aircraft for lease since November 2007.

Excluding the impact of the impairment charge associated with the aircraft, the consolidated gross profit margin for the Company was 19.8% and the operating margin was 10.2%. Selling, general and administrative expenses as a percentage of sales increased from 10.0% to 10.8% and includes $0.8 million of severance associated with the elimination of certain positions. Annual savings from these reductions is expected to be approximately $3.6 million. The Company also recognized increased bad debt expense of $1.7 million compared to the prior year.  Together, the severance and the increase in the provision unfavorably impacted SG&A as a percent of sales by 70 basis points.

The Company retired $56.6 million of its convertible notes for $33.3 million cash. After taking into consideration unamortized debt issuance costs, the Company recorded a $22.1 million pre-tax gain on settlement of the notes. As a result of these transactions, the number of shares used to calculate diluted earnings per share will be reduced by approximately 500,000 and result in $0.03 accretion to diluted earnings per share on an annual basis.

“The results for the first half of the year reflect our intense focus on execution and maintaining a strong balance sheet and liquidity position.” Storch continued, “Since December 1, we have invested in certain assets to support our supply chain customers that will contribute to our results in the second half of the fiscal year and given our backlog and our assessment of the risks and opportunities in our markets, we are encouraged with our prospects.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and defense industry.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and defense customers through four operating segments: Aviation Supply Chain; Maintenance, Repair and Overhaul; Structures and Systems and Aircraft Sales and Leasing. More information can be found at www.aarcorp.com.

AAR will hold its quarterly conference call at 7:30 a.m. CST on December 17, 2008. The conference call can be accessed by calling 866-227-1582 from inside the U.S. or 703-639-1129 from outside the U.S.  A replay of the call will be available by calling 888-266-2081 from inside the U.S. or 703-925-2533 from outside the U.S. (access code 1307543) from 11:00 a.m. CST on December 17, 2008 until 11:59 p.m. CST on December 24, 2008.

# # #

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2008 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

AAR CORP. and Subsidiaries

Consolidated Statements of Operations	Three Months Ended		Six Months Ended
(In thousands except per share data)	November 30,		November 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Sales	$353,572	$310,647	$713,476	$616,607
Cost and Expenses:
Cost of sales	283,730	250,297	576,496	499,717
Cost of sales, impairment	21,033	—	21,033	—
Selling, general and administrative	38,205	30,941	75,003	61,603

Earnings from joint ventures	4,364	1,965	5,812	2,985
Operating income	14,968	31,374	46,756	58,272

Gain on extinguishment of debt	22,098	—	23,208	—

Interest expense	4,981	5,026	9,654	9,364
Interest income and other	496	1,003	862	1,586
Income from continuing operations before income taxes	32,581	27,351	61,172	50,494

Income tax expense	11,229	9,463	21,089	17,351
Income from continuing operations	21,352	17,888	40,083	33,143

Discontinued Operations:
Operating loss , net of tax	215	33	546	135
Loss on disposal, net of tax	1,403	—	1,403	—
Net income	$19,734	$17,855	$38,134	$33,008

Share Data:

Earnings per share - Basic:
Earnings from continuing operations	$0.56	$0.49	$1.05	$0.90
Loss from discontinued operations	(0.04)	—	(0.05)	—
Earnings per share — Basic	$0.52	$0.49	$1.00	$0.90

Earnings per share — Diluted:
Earnings from continuing operations	$0.51	$0.42	$0.95	$0.78
Loss from discontinued operations	(0.04)	—	(0.04)	—
Earnings per share — Diluted	$0.47	$0.42	$0.91	$0.78

Average shares outstanding — Basic	38,079	36,841	38,088	36,858
Average shares outstanding — Diluted	42,802	43,732	42,877	43,770

Consolidated Balance Sheet Highlights	November 30,	May 31,
(In thousands except per share data)	2008	2008
	(Unaudited)	(Derived from Audited financial statements)
Cash and cash equivalents	$121,764	$109,391
Current assets	837,808	783,431
Current liabilities (excluding debt accounts)	176,806	195,505
Net property, plant and equipment	149,753	146,435
Total assets	1,382,013	1,362,010
Total recourse debt	485,597	479,544
Total non-recourse obligations	41,321	51,368
Stockholders’ equity	620,794	585,255
Book value per share	$16.05	$15.09
Shares outstanding	38,670	38,773

Sales By Business Segment	Three Months Ended		Six Months Ended
(In thousands - unaudited)	November 30,		November 30,
	2008	2007	2008		2007
Aviation Supply Chain	$146,082	$144,784	$299,596		$287,492
Maintenance, Repair & Overhaul	87,437	68,679	173,747		131,326
Structures and Systems	114,712	79,783	231,481		156,281
Aircraft Sales and Leasing	5,341	17,401	8,652		41,508
	$353,572	$310,647	$713,476		$616,607

Gross Profit (loss) By Business Segment	Three Months Ended		Six Months Ended
(In thousands - unaudited)	November 30,		November 30,
	2008	2007	2008		2007
Aviation Supply Chain	$35,965	$34,970	$71,362		$66,934
Maintenance, Repair & Overhaul	13,503	9,921	26,256		17,961
Structures and Systems	18,856	10,784	36,310		19,905
Aircraft Sales and Leasing	(19,515	)* 4,675	(17,981	)*	12,090
	$48,809	$60,350	$115,947		$116,890

* Includes $21 million aircraft impairment charge

Diluted Earnings Per Share Calculation —	Three Months Ended		Six Months Ended
Earnings from Continuing Operations	November 30,		November 30,
(In thousands except per share data - unaudited)	2008	2007	2008	2007
Income from continuing operations as reported	$21,352	$17,888	$40,083	$33,143
Add: After-tax interest on convertible debt	377	491	761	983
Income from continuing operations for diluted EPS calculation	$21,729	$18,379	$40,844	$34,126

Diluted shares outstanding	42,802	43,732	42,877	43,770
Diluted earnings per share from continuing operations	$0.51	$0.42	$0.95	$0.78

Note:  Pursuant to SEC Regulation G, the Company has included the following reconciliations of financial measures reported on a non-GAAP basis to comparable financial measures reported on the basis of Generally Accepted Accounting Principles (“GAAP”).  The Company believes that the adjusted gross and operating profit margin percentages for the three month period ended November 30, 2008 are more representative of the Company’s ongoing performance as it excludes the impairment charge

AAR CORP.	Three Months Ended November 30, 2008
(In thousands)
Gross margin as reported	48,809
Impairment charge	21,033
Gross margin adjusted for impairment charge	69,842

Gross margin % as reported	13.8%

Gross margin % adjusted for impairment charge	19.8%

Operating Income as reported	$14,968
Impairment charge	21,033
Operating Income adjusted for impairment charge	$36,001

Operating margin as reported	4.2%

Operating margin adjusted for impairment charge	10.2%